UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
proxy statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary proxy statement

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☐	Definitive proxy statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
DENTSPLY SIRONA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
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Dentsply Sirona Inc.
13320 Ballantyne Corporate Place
Charlotte, NC 28277

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 13, 2022
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement (this “Supplement”) to the proxy statement of DENTSPLY SIRONA Inc. (the “Company”), dated April 13, 2022 (the “Proxy Statement”), is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 AM, Eastern Time, on Wednesday, May 25, 2022, virtually via live webcast at www.virtualshareholdermeeting.com/XRAY2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 5, 2022. This Supplement should be read in conjunction with the Proxy Statement.

Dear Stockholder,
This Supplement is being furnished to revise the Company’s list of nominees for director to be elected at the Annual Meeting by removing Donald M. Casey Jr. from the list of nominees for election to the Board, to reduce the number of nominees for director from eleven to ten and to provide certain additional information. The remaining nominees named in the Proxy Statement will continue to stand for election at the Annual Meeting. The proxy card included with the Proxy Statement will not be updated and may continue to be used to vote shares in connection with the 2022 Annual Meeting.

Change in Executive Management and Director Nominees

On April 19, 2022, the Company announced that Donald M. Casey Jr. was terminated as the Company’s Chief Executive Officer and ceased to serve as a member of the Board. Mr. Casey has served as the Company’s Chief Executive Officer since joining the Company in February 2018. John P. Groetelaars, who serves as a member of the Board, has been named Interim Chief Executive Officer and principal executive officer. The Company has initiated a search process to identify its next Chief Executive Officer. Mr. Groetelaars will cease to be the Company’s Interim Chief Executive Officer on the first day a permanent or successor Chief Executive Officer approved by the Company’s Board commences employment with the Company.

Subject to his election to the Board at the Annual Meeting and assuming a permanent or successor Chief Executive Officer does not commence employment with the Company prior to the Annual Meeting, Mr. Groetelaars would not be an independent director as defined by the listing standards of The Nasdaq Global Select Market. As of the date of this Supplement, the Board has determined not to fill the vacancy created by Mr. Casey’s termination, nor to appoint a successor nominee for election at the Annual Meeting. Accordingly, the Board reduced its size from eleven to ten members.

As noted in the Proxy Statement, on April 11, 2022, the Company announced that Jorge M. Gomez, the Company’s Executive Vice President and Chief Financial Officer, will resign from his position with the Company, effective May 6, 2022. Mr. Gomez has served as the Company’s Chief Financial Officer since joining the Company in August 2019. Effective May 6, 2022, Barbara W. Bodem will become the Company’s Interim Chief Financial Officer and principal financial officer. Ms. Bodem most recently served as Senior Vice President and Chief Financial Officer for Hillrom, where she was responsible for both Financial and Information Technology and oversaw portfolio transformation and performance acceleration. The Company has initiated a search process to identify its next Chief Financial Officer. Ms. Bodem will cease to be the Company’s Interim Chief Financial Officer on the first day a permanent or successor Chief Financial Officer approved by the Company’s Board commences employment with the Company.

Voting Matters

If you have already voted by internet, telephone or mail, no action is required from you unless you wish to change your vote. Proxy cards and voting instruction forms already returned to the Company will remain valid and shares represented thereby will be voted at the 2022 Annual Meeting in accordance with your instructions unless revoked. However, any votes that are or have been cast or submitted with instruction to vote for Mr. Casey will be disregarded. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “About the Meeting.”

None of the other agenda items presented in the Proxy Statement are affected by this Supplement. The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.
We appreciate your continued support.
Sincerely,
/s/ Eric K. Brandt
Eric K. Brandt
Chairman of the Board of Directors
of Dentsply Sirona